Corel Corporation Announces Special Shareholder Meeting

Ottawa, Canada - August 28, 2002 - Corel Corporation (NASDAQ: CORL, TSX: COR) today announced that it will hold a special meeting of its shareholders on September 25, 2002 at 3:00 p.m. ET.

Shareholders will be asked to vote on two special resolutions. The first resolution requests shareholder authorization to reduce the stated capital account of Corel's Common Shares and Series A Participating Convertible Preferred Shares, the approval of which has no impact on the financial statements of the company. The request is being made to enable the company to meet requirements of the Canada Business Corporations Act (CBCA) in order to permit taking certain actions, including purchasing its own shares and paying dividends. Currently, the company is restricted from taking such actions because the realizable value of the company's assets could be less than the aggregate of its liabilities and stated capital of all classes of shares. The company has not made any determination to take any such actions.

The second resolution on which shareholders will be asked to vote is to approve changes to rights, privileges, conditions and restrictions for the 24 million Series A Participating Convertible Preferred Shares to facilitate the resale of the underlying Common Shares.

Meeting materials including proxies for the shareholder resolutions will be mailed today to shareholders of record on August 26, 2002.

About Corel

Founded in 1985, Corel Corporation (www.corel.com) is a leading technology company that offers software for home and small business users, creative professionals and enterprise customers. With its headquarters in Ottawa, Canada, Corel's common stock trades on the Nasdaq Stock Market under the symbol CORL and on the Toronto Stock Exchange under the symbol COR.

This press release contains forward-looking statements as defined by the United States Private Securities Litigation Reform Act of 1995, involving the company's expectations about future financial results and other matters. These statements reflect management's current forecast of certain aspects of the company's future business. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results of operations to differ materially from historical results or current expectations. The words "plan", "expect", "believe", "intend", "anticipate", "forecast", "target", "estimate" and similar expressions identify forward-looking statements. Risk factors include shifts in customer demand, product shipment schedules, product mix, competitive products and pricing, technological shifts and other variables. Readers are referred to Corel's most recent reports filed with the Securities and Exchange Commission for a more complete discussion of the other risks and uncertainties. The factors underlying forecasts are dynamic and subject to change. As a result, forecasts speak only as of the date they are given and do not necessarily reflect the company's outlook at any other point in time. The company does not undertake to update or review these forward-looking statements.

© 2002 Corel Corporation. All rights reserved. Corel and the Corel logo are trademarks or registered trademarks of Corel Corporation and/or its subsidiaries. All other product, font and company names and logos are trademarks or registered trademarks of their respective companies.

Investor Contact:

John Hladkowicz

(613) 728-0826 ext. 1194

john.hladkowicz@corel.com